EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2007 Third Quarter Earnings

Austin, Texas, November 6, 2007 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today third quarter 2007 consolidated net earnings of $15.6 million, or $4.28 per diluted share, compared with consolidated net earnings of $16.1 million, or $4.40 per diluted share, reported for the third quarter of 2006. Consolidated net earnings for the first nine months of 2007 were $56.1 million, or $15.37 per diluted share, compared with $52.3 million, or $14.32 per diluted share, reported a year ago. The Company's book value per share at September 30, 2007 increased to $270.56.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $16.6 million, or $4.55 per diluted share, for the third quarter ended September 30, 2007, compared with $15.9 million, or $4.37 per diluted share, reported for the quarter ended September 30, 2006. For the first nine months of 2007, earnings from operations were $54.3 million, or $14.85 per diluted share, versus $50.2 million, or $13.75 per diluted share, for the first nine months of 2006. Referring to the third quarter results, Mr. Moody noted, “We continue to see impressive growth in our life insurance product lines and solid performances in the economic fundamentals of our business. At the same time, we are fortunate to not have a sizable exposure to subprime mortgages or housing related credit concerns as has been plaguing other financial service industry companies.”

Operating revenues, excluding realized investment gains and losses and derivative income (loss), totaled $121.4 million for the quarter ended September 30, 2007, compared to $113.9 million reported in the third quarter of 2006, while year-to-date operating revenues increased to $361.1 million in 2007 from $349.9 million in the first nine months of 2006. Mr. Moody indicated that overall life insurance business was up significantly in 2007. “In the aggregate, life insurance sales are 31% higher year-to-date than last year and all appearances are that this trend will hold for the remainder of the year.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 10,640 contracted independent agents, brokers and consultants, and at September 30, 2007, maintained total assets of $6.8 billion, stockholders' equity of $1.0 billion, and life insurance in force of $16.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Revenues, excluding realized investment
gains (losses) and derivative income (loss)	$121,387	113,858	361,104	349,869
Derivative income (loss)	(7,746)	15,832	10,938	13,680
Realized gains (losses) on investments	(1,505)	190	2,901	3,229
Total revenues	$112,136	129,880	374,943	366,778

Earnings:
Earnings from operations	$16,600	15,948	54,259	50,245
Net realized gains (losses) on investments	(978)	124	1,886	2,099
Net earnings	$15,622	16,072	56,145	52,344

Basic Earnings Per Share:
Earnings from operations	$4.58	4.41	14.98	13.88
Net realized gains (losses) on investments	(0.27)	0.03	0.52	0.58
Net earnings	$4.31	4.44	15.50	14.46

Basic Weighted Average Shares	3,622	3,621	3,622	3,620

Diluted Earnings Per Share:
Earnings from operations	$4.55	4.37	14.85	13.75
Net realized gains (losses) on investments	(0.27)	0.03	0.52	0.57
Net earnings	$4.28	4.40	15.37	14.32

Diluted Weighted Average Shares	3,653	3,655	3,653	3,656

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com